Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

VIRGINIA FINANCIAL GROUP, INC.

1.	Name of Corporation. The name of the Corporation is Virginia Financial Group, Inc.

2.	Text of Amendment. The text of the amendment to the Articles of Incorporation of the Corporation is as follows:

Section 1 of Article III of the Articles of Incorporation of the Corporation shall be deleted in its entirety and replaced with the following text:

“Section 1. The total number of shares of capital stock that the Corporation shall have authority to issue is 30,000,000, of which 25,000,000 shares shall be shares of common stock, par value $1.00 per share (“Common Stock”), and 5,000,000 shares shall be shares of preferred stock, no par value per share (“Preferred Stock”).”

3.	Adoption by Board of Directors. On August 15, 2006, more than two-thirds of the Corporation’s Board of Directors found the amendment to the Articles of Incorporation to be in the best interest of the Corporation and adopted and approved the amendment to the Articles of Incorporation. The only amendment to the Articles of Incorporation is to change the par value of the common stock of the Corporation. Therefore, under Virginia Code Section 13.1-706, no shareholder approval of the amendment is required.

Date: August 15, 2006

VIRGINIA FINANCIAL GROUP, INC.

By:	/s/ O.R. Barham, Jr
Name:	O.R. Barham, Jr.
Title:	President and Chief Executive Officer

ARTICLES OF INCORPORATION

OF

VIRGINIA FINANCIAL GROUP, INC.

I. NAME

The name of the Corporation is Virginia Financial Group, Inc.

II. PURPOSE

The purpose for which the Corporation is organized is to act as a bank holding company and to transact any and all lawful business, not required to be specifically stated in the Articles of Incorporation, for which corporations may be incorporated under the Virginia Stock Corporation Act.

III. CAPITAL STOCK

Section 1. The total number of shares of capital stock that the Corporation shall have authority to issue is 30,000,000, of which 25,000,000 shares shall be shares of common stock, par value $5.00 per share (“Common Stock”), and 5,000,000 shares shall be shares of preferred stock, no par value per share (“Preferred Stock”).

Section 2. Shares of Preferred Stock may be issued in one or more series. Subject to applicable laws, the Board of Directors of the Corporation may determine the preferences, limitations and relative rights of any series of Preferred Stock before the issuance of any shares of that series. Such determination may include, without limitation, provisions with respect to voting rights (including rights with respect to any transaction of a specified nature), redemption, exchangeability, convertibility, distribution and preference on dissolution or otherwise. Each series shall be appropriately designated by a distinguishing designation prior to the issuance of any shares thereof. The Preferred Stock of all series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of shares of other series of the same class.

Section 3. Subject to the rights of holders of Preferred Stock and subject to any other provisions of these Articles of Incorporation or any amendment hereto, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared by the Board of Directors from time to time.

Section 4. Subject to the rights of holders of Preferred Stock, in the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

Section 5. The holders of Common Stock shall be entitled to one vote per share on all matters as to which a shareholder vote is taken.

IV. NO PREEMPTIVE RIGHTS

No holder of capital stock of the Corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of the Corporation, (ii) any securities convertible into such shares or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

V. DIRECTORS

Section 1. The Board of Directors shall consist of such number of individuals as may be fixed or provided for in the Bylaws of the Corporation.

Section 2. The Board of Directors shall be divided into three classes, Class I, Class II and Class III as nearly equal in number as possible. The classification of directors of this Corporation shall be implemented as follows: directors of the first class (Class I) shall hold office for a term expiring at the 2002 annual meeting of the shareholders; directors of the second class (Class II) shall serve for a term expiring at the 2003 annual meeting of the shareholders; and directors of the third class (Class III) shall hold office for a term expiring at the 2004 annual meeting of shareholders. The successors to the class of directors whose terms expires shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders when directors are elected and qualified. When the number of directors is changed, any newly created directorship shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible. The Board of Directors shall be divided initially into the following classes:

Class I Serving until 2002	Class II Serving until 2003	Class III Serving until 2004
E. Page Butler	Harry V. Boney, Jr.	Lee S. Baker
Gregory L. Fisher	Fred D. Bowers	O. R. Barham, Jr.
Christopher M. Hallberg	Taylor E. Gore	Benham M. Black
Martin F. Lightsey	Jan S. Hoover	Presley W. Moore, Jr.
James W. Quarforth	W. Robert Jebson, Jr.	Thomas F. Williams, Jr.
H. Wayne Parrish

Section 3. Directors of the Corporation may be removed with or without cause upon the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Section 4. If the office of any director shall become vacant, the directors at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meeting of shareholders. Vacancies resulting from the increase in the number of directors shall be filled in the same manner and any successor director filling such vacancy shall hold office until the next annual meeting of shareholders.

VI. SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

Any amendment of the Corporation’s Articles of Incorporation, a plan of merger or share exchange, a transaction involving the sale of all or substantially all the Corporation’s assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present on person or by proxy, provided that the transaction has been approved and recommended by at least two thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of more than two-thirds of all votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.

VII. LIMIT ON LIABILITY AND INDEMNIFICATION

Section 1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

Section 2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act, the Corporation shall indemnify each director or officer of the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

Section 3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2 of this Article.

Section 4. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

Section 5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 3 of this Article VII shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

Section 6. No amendment, modification or repeal or this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.

Section 7. Every reference herein to director, officer, employee, agent or consultant shall include (i) every director, officer, employee, agent, or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation, (ii) every former director, officer, employee, agent, or consultant of the Corporation, (iii) every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.